NEWS RELEASE

PARK PLACE ENERGY CORP.

OTCBB:PRPL

FRANKFURT: 3P2

Park Place Energy Corp. Appoints New Director & Updates Eight Mile Property

Vancouver, British Columbia June 16, 2008 - Park Place Energy Corp. ("Park Place" or "the Company") announces that David Johnson has been appointed to the board of directors. Mr. Johnson, effective immediately, will be replacing Eric Leslie, as the President & CEO of the Company who has tendered his resignation as an officer and director. Effective June 11, 2008 Mr. Bruce Thomson has resigned from the board. The appointment of additional directors will follow in due course. Mr. Johnson thanks Mr. Thomson and Mr. Leslie for the contributions that they have made in helping to build the foundation of the Company.

Now that the Company's 7-8 Well located on its Eight Mile Property in NE British Columbia has been tied in and placed on production the Company is now generating positive cash flow for the first time in its history as a public company. In the coming weeks, after a final review of the recently acquired 3D seismic data on the Eight Mile Property has been completed, decisions will be made as to where to drill additional earning and step out wells. Mr. Johnson stated "I am looking forward to continuing to build the Company and have made one of my first priorities educating the investment community as to what an exciting company Park Place is."

About Park Place

Park Place is a diversified resource company that is participating in high impact international resource opportunities. The Corporation is currently developing its North American oil and gas assets as well as advancing its BrasAm Diamond Project in Central Brazil. Park Place's management are focused on optimizing profitability and enhancing shareholder value.

For Further Information Contact:
Investor Relations: 1 (877) 685 0076
Email: info@parkplaceenergy.com
Website: www.parkplaceenergy.com

Certain information regarding the Corporation contained herein may constitute forward-looking statements. These statements may include estimates, plans, expectations, opinions, forecasts, projections, guidance or other statements that are not statements of fact. Although Park Place believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. These statements are subject to certain risks and uncertainties and may be based on assumptions that could cause actual results to differ materially from those anticipated or implied. The Corporation is under no obligation to update or alter any forward-looking statement. These risks include operational and geological risks, the ability of the Corporation to raise necessary funds for exploration and the fact that the Corporation does not operate all its properties. Park Place's forward-looking statements are expressly qualified in their entirety by this cautionary statement.